Exhibit 10.2

April 23, 2018

David R. Stern

c/o Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, NJ 08057

Re: Amendment to Employment Agreement

Dear Mr. Stern:

Reference is made to that certain Employment Agreement (as may have been amended, the “Agreement”), by and between you and Destination Maternity Corporation (the “Company”). Unless defined herein, capitalized terms used herein shall have the meanings assigned in the Agreement.

The Company desires to provide for accelerated vesting of certain time-vested equity incentive awards (such as stock option or restricted stock awards) that are currently held by you in the event of a Change in Control, under certain circumstances.

Accordingly, the Company hereby adds a new Section 11 to the Agreement as follows:

11.Treatment of Time-Vested Equity Awards.  All time-vested equity incentive awards (such as stock option or restricted stock awards) that are held by Executive on April 23, 2018 and that, as of the time immediately prior to a Change in Control, remain outstanding and otherwise unvested will vest at that time, provided Executive remains in service with the Company through the closing of such Change in Control.

Except as specifically provided in and modified by this letter, the Agreement is in all other respects hereby ratified and confirmed and references to the Agreement shall be deemed to refer to the Agreement, as modified by in this letter.

Company		Executive:

By	/s/ Ronald K. Masciantonio	/s/ David R. Stern
Name:	Ronald J. Masciantonio	David R. Stern
Title:	Executive Vice President & Chief
Administrative Officer